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                                                                     Exhibit (l)

Metropolitan Life Insurance Company
One Financial Center
Boston, MA 02111

                                 April 11, 2014

Metropolitan Life Insurance Company
200 Park Avenue
New York, New York 10166

Re: Equity Advantage VUL

Ladies and Gentlemen:

In my capacity as Vice President and Actuary of Metropolitan Life Insurance Company (the "Company"), I have provided actuarial advice concerning:

     The preparation of Post-Effective Amendment No. 6 to the registration statement on Form N-6 (File No. 333-147508) filed by Metropolitan Life Separate Account UL and the Company with the Securities and Exchange Commission under the Securities Act of 1933 with respect to variable life insurance policies (the "Registration Statement"); and

     The preparation of policy forms for the variable life insurance policies described in the Registration Statement (the "Policies").

It is my professional opinion that:

1. The illustrations of death benefits, cash surrender values and cash values shown under "Partial Withdrawal" and in Appendix B of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be correspondingly more favorable to prospective purchasers of Policies for male insureds, aged 35 in the underwriting class illustrated, than to prospective purchasers of Policies for insureds of other sexes or ages. Insureds in other underwriting classes may have higher cost of insurance charges.

2. The calculation of surrender charges, face amounts and cash values shown in the Example under the heading "Surrenders and Partial Withdrawals - Partial Withdrawal" are accurate and consistent with the provisions of the Policies based on the assumptions stated in the Example.

3. The illustration of net premiums shown under the heading "Charges - Deductions from Premiums" in the Prospectus contains the net premium amounts allocated to the Policy for a $4,000 premium.

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4.   The maximum surrender charges shown in the examples of surrender charges under the heading "Charges - Surrender Charges" are the correct amounts based on the Policy's face amount and the characteristics of the insured.

I hereby consent to the filing of this opinion as an Exhibit to this Post-Effective Amendment to the Registration Statement and to the use of my name under the heading "Experts" in the Statement of Additional Information.

                                             Sincerely,

                                             /s/ Robert L. Staffier, Jr.

                                             Robert L. Staffier, Jr., F.S.A.
                                             Vice President and Actuary